Exhibit 19.1

BOX, inc.

INSIDER TRADING POLICY

(As Amended on December 18, 2024)

The Board of Directors (the “Board”) of Box, Inc. (“we,” “our” or “Box”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our officers, directors, employees and other related individuals.

A.
Why do we have this Policy?

On a regular basis we provide you, our employees, with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because our employees will have knowledge of specific confidential information that is not disclosed outside of Box and which will constitute material nonpublic information, employee trading in our securities (e.g., common stock or preferred stock) could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Box and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.

Nonpublic information about Box is subject to your Employment, Confidential Information and Intellectual Property Assignment Agreement and is not to be used or disclosed outside of Box, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our or other companies’ securities while in possession of material nonpublic information and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.

B.
What is Box’s policy on Insider Trading?
1.
Do not trade on material nonpublic information

Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Box’s securities while you are aware of material nonpublic information about Box. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.

Similarly, if you learn of material nonpublic information through your service with Box that could be expected to affect the trading price of the securities of another company, you cannot use that information to trade, directly or indirectly through others, or provide that information to another person in order to trade in the securities. It is important to note that “materiality” is different for different companies. Information that is not material to Box may be material to another company.

2.
Do not disclose material nonpublic information

You may not disclose material nonpublic information concerning Box or any other company to friends, family members or any other person or entity not authorized to receive such information. Any nonpublic information you acquire in the course of your service with Box may only be used for legitimate Box business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including the Box Employment, Confidential Information and Intellectual Property Assignment Agreement, and limit your use of the nonpublic information to the purpose for which it was disclosed.

Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of a company, Box or otherwise, based on material nonpublic information about that company. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room, message board or social media platform that is related to trading in Box’s securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.

3.
Do not respond to outside inquiries for information

In the event you receive an inquiry for information from someone outside of Box, such as a stock analyst, you should refer the inquiry to our Chief Legal Officer or our Chief Financial Officer (each, a “Compliance Officer”). Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.

4.
Take personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Box, please use your best judgment at all times and consult with a Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.

C.
Who does this Policy apply to?

This Policy applies to all advisors, contractors, consultants, officers, directors and employees of Box (or “you”) upon the commencement of their relationship with Box.

References in this Policy to “you” also include members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you influence, direct or control. You are responsible for making sure that these individuals and entities comply with this Policy. This Policy is confidential and is subject to your Employment, Confidential Information and Intellectual Property Assignment Agreement. Nonetheless, you may share this Policy with your spouse or domestic partner, financial planner, tax advisor or attorney on a need-to-know basis, provided the confidentiality obligations are maintained (i.e., those persons do not use this disclosure in any manner other than to advise you, and they do not disseminate this Policy).

You are expected to comply with this Policy as long as you hold Box’s securities and possess any material nonpublic information about Box. This means that, even after you cease to be affiliated with Box, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Box, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

D.
What types of transactions are covered by this Policy?

This Policy applies to all transactions involving Box’s securities or other companies’ securities for which you possess material nonpublic information. This Policy therefore applies to purchases, sales, gifts and other transfers of common stock, preferred stock, options, warrants, debt securities and other securities of Box or such other companies. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange‑traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This policy further applies to any distribution to holders of interests in an entity if the entity is subject to this Policy. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 shares of Box’s common stock).

Transactions that are Strictly Prohibited or Require Special Consideration

1.
Short sales – You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Box’s securities. Short sales may signal to the market possible bad news about Box or a general lack of confidence in Box’s prospects, and an expectation that the value of Box’s securities will decline.
2.
You may not:
a.
Engage in derivative securities or hedging transactions – You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Box’s securities (other than stock options and other compensatory equity awards issued to you by Box). This includes any hedging or similar transaction designed to decrease the risks associated with holding Box’s securities.
b.
Use Box’s securities as collateral for loans - You may not pledge Box’s securities as collateral for loans.
c.
Hold Box’s securities in margin accounts - You may not hold Box’s securities in margin accounts because your broker may sell securities held in the margin account during a blackout period.
3.
Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading.
E.
What does “Material Nonpublic Information” mean?

Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our securities. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a press conference or release) and the public has had a chance to absorb and evaluate it.

Examples of information that would normally be regarded as “material” include the following, although the list is not exclusive:

•
financial results, financial condition, projections or forecasts;
•
known but unannounced future earnings or losses;
•
plans to launch new products or features or other market initiatives of a significant nature;
•
the status of Box’s progress toward achieving significant goals;
•
significant developments involving business relationships with customers or other business partners;
•
significant disruptions in our operations or loss, potential loss, breach or unauthorized access of our property or assets, including our facilities and information technology infrastructure;
•
site challenges, such as infrastructure stability or technical scalability issues;
•
significant corporate events, such as a pending or proposed acquisition;
•
new equity or debt offerings;
•
positive or negative developments in outstanding litigation or regulatory matters; or
•
changes in senior management.

Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.

Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.

When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with a Compliance Officer.

F.
When may I trade in Box’s securities?

Even if you are not in possession of any material nonpublic information, you may only trade in Box’s securities if all of the following conditions have been met:

1.
Open trading window: You may only engage in transactions involving Box’s securities during an open trading window. Our trading window will typically open at the start of the second full trading day following the date our quarterly financial results are publicly disclosed and continue through the 10th calendar day of the last month of each fiscal quarter. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.)
2.
Pre-clearance: If you are a member of the Board (“Directors”) or a member of the executive team (“Executives”) of Box, you must make a pre-clearance request and receive pre-clearance from a Compliance Officer (or their designee) of your proposed trade. From time to time, Box may identify other persons who require pre-clearance, and a Compliance Officer may update and revise Schedule I as appropriate. If you are a Compliance Officer, you may not engage in a transaction involving Box’s securities unless the other Compliance Officer has pre‑cleared the transaction. The Compliance Officers are under no obligation to approve a transaction submitted for pre‑clearance and may determine not to permit the transaction.
3.
10b5-1 Plan: The Securities Exchange Commission has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5‑1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”) and any specific requirements or guidelines established by Box, and must be pre-approved by a Compliance Officer. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.

Executives and directors are encouraged, should they wish to trade in Box’s securities, to do so via a 10b5-1 Plan. Anyone else desiring to trade via such a plan may also do so. Trading plans must be pre-approved by and filed with a Compliance Officer and be accompanied by an executed certificate stating that the trading plan complies with Rule 10b5‑1 and any other criteria established by Box. Information regarding a trading plan that you may enter may be publicly disclosed, as required by law.

If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Box, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.

G.
When is our Blackout Period?

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Box has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.

Quarterly blackout periods

Except as discussed in the section titled “Are there any exceptions to this Policy?” Directors, employees and agents may not engage in transactions involving Box’s securities during quarterly blackout periods. Quarterly blackout periods begin at the end of the 10th calendar day of the third month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. In the event that the 10th calendar day shall fall on a non-trading day, the blackout period will begin at the end of the first trading day immediately preceding the 10th calendar day of the third month of such fiscal quarter. This defined period is a particularly sensitive time for transactions involving Box’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Special blackout periods

From time to time, we may also implement additional blackout periods when, in the judgment of a Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

We will notify you in writing or via email if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Box’s securities until approved by one of our Compliance Officers.

H.
Are there any exceptions to this Policy?

Yes, there are limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy. Other than the limited exceptions set forth below, any other exceptions to this Policy must be approved by a Compliance Officer in consultation with the Chairperson of the Nominating and Corporate Governance Committee of the Board.

1.
Receipt, vesting and exercise of stock options

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered by Box, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under any Box equity incentive plan, where there is no other associated activity.

2.
Purchases from the Box Employee Stock Purchase Plan

The trading restrictions in this Policy do not apply to elections with respect to participation in Box’s employee stock purchase plan or to purchases of Box’s common stock under the plan. However, the trading restrictions do apply to subsequent sales of Box’s common stock.

3.
Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

4.
Inheritance or change in form of ownership

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Box securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted.

Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with a Compliance Officer.

I.
What are the consequences of Insider Trading?

Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Box and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.

A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.

J.
What should I do if I suspect that this Policy has been violated?

Please promptly report violations or suspected violations of this Policy to a Compliance Officer. You may also report via our website at box.allvoices.co or by calling 877-389-4430 in the United States.

K.
Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.

L.
Amendments

Box is committed to continuously reviewing and updating its policies, and Box therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.

SCHEDULE I

INDIVIDUALS SUBJECT TO
PRE‑CLEARANCE REQUIREMENTS

All Directors (Members of the Board of Directors)

Chief Executive Officer

Chief Operating Officer

Chief Financial Officer

All Executive and Section 16 Officers

All levels of Vice President

Chief Legal Officer and Legal team

Chief Accounting Officer

All Assistants and Chiefs of Staff to Executive and Section 16 Officers